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                                                                EXHIBIT 3.1

                         CERTIFICATE OF DESIGNATION OF SERIES

                     AND DETERMINATION OF RIGHTS AND PREFERENCES

                                          OF

                                SERIES A PREFERRED STOCK

                                          OF

                                  WELCOME HOME, INC.

                            (Pursuant to Section 151 of the
                          General Corporation Law of Delaware)




        WELCOME HOME, INC., a Delaware corporation (the "Corporation"), does hereby certify as follows:

        WHEREAS, Article FOURTH of the Corporation's Certificate of Incorporation, as amended and in effect as of the date hereof (the "Certificate of Incorporation"), authorizes the Corporation to issue up to 13,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock");

        WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") is authorized, subject to limitations prescribed by law and by the provisions of Article FOURTH of the Certificate of Incorporation, to establish the number of shares to be included in any series of Preferred Stock and to fix the designation, rights, preferences and limitations of the shares of such series;

        WHEREAS, no shares of Preferred Stock have previously been designated prior to the date hereof; and

        WHEREAS, pursuant to Section 141(f) of the General
   Corporation Law of the State of Delaware, the Board of Directors duly adopted by unanimous written consent resolutions establishing the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences and limitations of the shares of such new series.

        NOW, THEREFORE, BE IT RESOLVED that pursuant to Article FOURTH of the Certificate of Incorporation, there is hereby established a new series of shares of Preferred Stock of the Corporation, to have the designation, rights, preferences and limitations set forth in a supplement to Article FOURTH as follows:
                                    -5-


                Rights, Preferences and Limitations of the
                        Series A Preferred Stock.
                ------------------------------------------

        A.   Designation.

             The shares of such series shall be designated and referred to hereinafter as the "Series A Preferred Stock." The number of shares of Preferred Stock to be designated Series A
   Preferred Stock shall be 12,250.

        B.   Dividends.

             Subject to the foregoing and Paragraph (F) below, the holders of the Series A Preferred Stock shall be entitled to receive, and the Board of Directors shall declare and pay, annual dividends of 10% of the Liquidation Value (as defined below) of the Series A Preferred Stock, payable in quarterly dividends equal to 2.5% of such Liquidation Value on each of September 30, December 31, March 31 and June 30 of each year (the "Dividend Payment Date"), commencing on December 31, 1996. Such dividends shall be payable, on each Dividend Payment Date, in additional shares of Series A Preferred Stock ("PIK Dividends"), or, in the discretion of the Board of Directors, in cash and such dividends shall be cumulative and shall accrue whether or not declared, earned or payable from and after the date of issue of the Series A Preferred Stock. The shares of Series A Preferred Stock distributed as a PIK Dividend shall be deemed to be issued and outstanding from and after such Dividend Payment Date, and the amount of shares issued as a PIK Dividend shall have an aggregate Liquidation Value, at the Dividend Payment Date equal to the value of the dividend accrued and payable. The initial "Liquidation Value" of each share of Series A Preferred Stock will be $1,000 per share, and thereafter, there will be added to the Liquidation Value of each share of Series A Preferred Stock, as of any Dividend Payment Date, the amount of any dividends payable on such share on that Dividend Payment Date but not paid on that Dividend Payment Date, whether or not such dividends are declared, earned or payable.

        C.   Liquidation

             Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of all shares of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of any other class of stock of the Corporation, to be paid an amount equal to the sum of the Liquidation Value per share (subject to adjustment after certain partial redemptions as provided in Paragraph (F)) plus any accrued and unpaid dividends thereon (such sum being herein called the "Series A Preferred Stock Liquidation Payment"), and the holders of Series A Preferred Stock shall not be entitled to any further distribution or payment. If upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets of the Corporation to be distributed among the holders of the capital stock of the Corporation shall be insufficient to permit payment to the holders of Series A Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the Series A Preferred Stock Liquidation Payment due under this Paragraph (C) to each such holder. Upon any such liquidation, dissolution or winding-up of the Corporation, but only after each holder of the

    Series A Preferred Stock shall have been paid in full the Series A Preferred Stock Liquidation Payment to which such holder is entitled, the remaining assets of the Corporation shall be distributed to the holders of other shares of capital stock of the Corporation. Written notice of such liquidation, dissolution or winding-up, stating a payment date, the amount of the Series A Preferred Stock Liquidation Payment and the place where the amounts distributed shall be payable, shall be given by mail, postage prepaid, not less than ten (10) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each stockholder at his or its post office address as shown by the records of the Corporation.

             Unless waived by the holders of Series A Preferred
   Stock, a liquidation, dissolution or winding-up of the Corporation for purposes hereof shall include (i) any consolidation or merger of the Corporation with or into any other company or (ii) a sale or other disposition of all or substantially all of the Corporation's assets to another company.

        D.   Voting Rights.

             The holders of Series A Preferred Stock shall not, except as required by law or as set forth herein, have any right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders; provided, however, that the affirmative vote of holders of not less than fifty-one percent (51%) of Series A Preferred Stock then outstanding shall be required to (i) alter, change, or amend the preferences or rights of the Series A Preferred Stock; (ii) merge with or acquire another entity or sell substantially all of the assets of the Corporation; (iii) create, authorize or issue any class or series of stock ranking either as to payment of dividends or distribution of assets prior to or on parity with the Series A Preferred Stock; (iv) amend, alter or repeal any of the provisions of the Certificate of Incorporation or the Corporation's Bylaws in any manner adverse to the holders of shares of Series A Preferred Stock; or (v) engage in any business other than the business proposed to be engaged in by the Corporation at the time of the initial sale of the Series A Preferred Stock. On any matters on which the holders of the Series A Preferred Stock shall be entitled to vote, each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which his or its shares of Series A Preferred Stock are redeemable (as adjusted from time to time pursuant to Paragraph (F) hereof) on the record date for such vote.

        E.   Ranking.

             With regard to rights to receive dividends and distributions upon liquidation of the Corporation, the Series A Preferred Stock shall rank senior to all other capital stock of the Corporation whether previously issued or authorized and issued hereafter. In furtherance and without limiting the foregoing, as long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not declare or pay any dividend or distribution (whether in cash, property or securities other than shares of stock of the Corporation that rank junior to the Series A Preferred Stock in respect of dividends and upon liquidation and that are not exchangeable or convertible into debt securities or equity securities that rank senior to or on a parity with the Series A Preferred Stock in respect of dividends

                                         -7-
   or upon liquidation) on, or authorize or make any redemption, repurchase, retirement or acquisition of, any shares of stock of the Corporation that rank junior to the Series A Preferred Stock in respect of dividends or upon liquidation.

        F.   Redemption.

        1. Mandatory Redemption. On November 12, 2006, the Corporation shall redeem all outstanding shares of Series A Preferred Stock by issuing or paying to the holder of each outstanding share of Series A Preferred Stock with respect to each such share either, in the sole discretion of the Corporation, (x) that number of shares of Common Stock equal to the sum (the "Mandatory Call Price") of $1,000 plus an amount equal to all accumulated and unpaid dividends per share divided by the Fair Market Value (as defined below), (y) cash in the amount of the Fair Market Value (as defined below) as of November 12, 2006, of the number of shares of Common Stock determined pursuant to clause (x) hereof, or (z) debt in like kind and tenor to the various debt instruments as of November 12, 1996 the Corporation has entered into with the holders of Series A Preferred Stock in the amount of the Fair Market Value (as defined below), of the number of shares of Common Stock determined pursuant to clause (x) hereof.

        2. Optional Redemption. The Corporation may, at its discretion and upon the prior written consent of the holders of shares of Series A Preferred Stock so affected, redeem a portion of the outstanding shares of Series A Preferred Stock by issuing or paying to the holder of each outstanding share of Series A Preferred Stock, (x) that number of shares of Common Stock equal to the sum (the "Optional Call Price") of $1,000 plus an amount equal to all accumulated and unpaid dividends per share (including a pro rata quarterly dividend from the last Dividend Payment Date to the date of the optional redemption) divided by the Fair Market Value (as defined below), (y) cash in the amount of the Fair Market Value (as defined below) as of the date of the optional redemption, of the number of shares of Common Stock determined pursuant to clause (x) hereof, or (z) debt in like kind and tenor to the various debt instruments the Corporation has entered into with the holders of Series A Preferred Stock in the amount of the Fair Market Value (as defined below) as of the date of the optional redemption, of the number of shares of Common Stock determined pursuant to clause (x) hereof.

        3.    Fair Market Value.  For purposes of this
   Certificate of Designation, "Fair Market Value" shall mean the average of the daily closing prices for the ten (10) consecutive business days for which such closing prices are available ending immediately prior to the date in question (as adjusted for any stock splits, stock dividends, combinations or recapitalization). The closing price for each day shall be the last reported bid price on such day on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the last reported bid price as reported by the National Association of Securities Dealers Automated Quotation System, Inc., all as adjusted for stock splits, stock dividends, combinations or similar recapitalization that took effect during such ten (10) business day period; provided, however, that if the Common Stock is not traded in such manner that the above quotations are available for the period required hereunder, the "Fair Market Value" shall be deemed to be the fair value of the Common Stock as determined by a "big six" accounting firm selected by the mutual agreement of the Corporation and the majority of the holders of shares of Series A Preferred Stock.

        4.    Notice and Effect of Redemption.  At least twenty
   (20) days and not more than sixty (60) days prior to the date fixed for a redemption of the Series A Preferred Stock, written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Series A Preferred Stock at his post office address last shown on the records of the Corporation. The Redemption Notice shall state: (i) the manner in which the outstanding shares of Series A Preferred are to be redeemed; (ii) the number of outstanding shares of Series A Preferred Stock to be redeemed; (iii) the number of shares of Series A Preferred Stock held by the holder that the Corporation intends to redeem; (iv) the date of redemption and the Mandatory Call Price or the Optional Call Price, as the case may be; and
   (v) the manner in which the holder is to surrender his shares of Series A Preferred Stock to be redeemed.

        If (and only if) the Corporation shall have paid in full, or made a provision for payment in full, on the date of redemption, the Mandatory Call Price or the Optional Call Price, as applicable, for the number of shares to be redeemed, dividends on the Series A Preferred Stock shall then cease to accumulate on such date of redemption and the holders of such shares so redeemed shall cease to have any further rights with respect thereto, other than (i) the right to receive the Mandatory Call Price or the Optional Call Price, as applicable, or (ii) to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock have been redeemed for. Within ten (10) business days after the date of redemption and the surrender of the certificate or certificates representing shares of Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or on his or its written order to his or its permitted transferees, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of any fractional shares equal to the product of the fractional number of shares multiplied by the Fair Market Value.

        Any shares of Series A Preferred Stock acquired by the Corporation, whether by purchase, redemption or otherwise, shall assume the status of authorized but unissued shares of Preferred Stock.

        5. Effect of Applicable Law. (a) If applicable laws, credit facilities or other agreements and/or arrangements that the Corporation has entered into would prohibit either the cash payment in full or the issuance of a debt instrument on the date of redemption of the Mandatory Call Price or the Optional Call Price, as applicable, for the shares of Series A Preferred Stock required to be redeemed hereunder, (i) the Corporation shall nevertheless, to the extent legally permissible, pay and/or issue debt to the holders of such shares on the date of redemption the highest permissible amount per share up to an amount equal to the applicable Liquidation Payment less $0.01,
   (ii) the Corporation shall purchase and redeem in cash and/or debt the maximum amount of Series A Preferred Stock on the soonest next date or dates on which dividends can be paid until the full number of shares of Series A Preferred Stock is redeemed, and (iii) the obligation of the Corporation to pay dividends hereunder shall continue until all outstanding shares of Series A Preferred Stock are redeemed.

              (b) If applicable rules or regulations of the principal national securities exchange on which the Common Stock is listed or if not listed or admitted to trading on any national securities exchange, the National Association of Securities Dealers Automated Quotation System, Inc., would prohibit the payment in full on the date of redemption of the Mandatory Call Price or the Optional Call Price in shares of Common Stock, then the Corporation shall nevertheless, to the extent legally permissible, issue (in one or more series of transactions) to the holders of such shares the maximum number of shares of Common Stock with the balance to be paid in accordance with clause (a) of this Section 5 of Paragraph (F).

   In no event shall the Corporation purchase or redeem any other share of capital stock of the Corporation unless the Corporation shall have paid to the last holder of Series A Preferred Stock, all accrued and unpaid dividends on all shares of Series A Preferred Stock held by such holder at any time.

        6. Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized but unissued shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. Before taking any action which would cause Common Stock, upon the conversion of Series A Preferred Stock, to be issued below the then par value of the shares of Common Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock to the holders of Series A Preferred Stock.

        G.   Adjustments to Series A Preferred Stock.

             1.   Adjustment for Certain Dividends and
   Distributions.    If, at any time or from time to time, the
   number of shares of Common Stock outstanding is increased (i) by a stock dividend payable in shares of Common Stock or in any other security exchangeable for or convertible into Common Stock or (ii) by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, provision shall be made so that the holders of Series A Preferred Stock shall receive on the date of redemption, in addition to the number of shares of Common Stock receivable thereupon (if the Corporation elects to redeem the Series A Preferred Stock in shares of Common Stock in lieu of cash), the amount of securities of the Corporation that they would have received if (x) their Series A Preferred Stock had been redeemed into Common Stock on the date of such event and (y) they had thereafter retained such securities and all rights and distributions relating to them.

             2.   Adjustment for Capital Reorganization,
   Reclassification, Exchange, or Substitution. If Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise, then and in each such event, the holders of Series A Preferred Stock shall have the right thereafter to convert his or its shares of Common Stock received upon redemption of the Series A Preferred Stock into the kind and

   amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock which were convertible immediately prior to such reorganization, reclassification, or change.








             IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Chief Operating Officer and attested to by its Secretary this 12th day of November, 1996.

                                         WELCOME HOME, INC.



                                         By: /s/ Thomas H. Hicks
                                             ---------------------
                                         Name:  Thomas H. Hicks
                                         Title:  Chief Operating Officer


   ATTEST:


    /s/ James B. Carlson
   -----------------------
   Name:  James B. Carlson
   Title:  Secretary



                                        -12-